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                                                                     Exhibit 8.1

                      [Form of Kirkpatrick & Lockhart LLP
                                 Tax Opinion]


                                     ____, 2001


Promistar Financial Corporation
537 Main Street
Johnstown, PA  15901

FNH Corporation
98 Wendel Road
Irwin, PA  15642

Ladies and Gentlemen:

  You have requested our opinion regarding certain federal income tax consequences of a transaction ("Merger") in which FNH Corporation ("FNH"), a Pennsylvania corporation, will merge with and into Promistar Financial Corporation ("Promistar"), a Pennsylvania corporation, with Promistar surviving. Pursuant to the Agreement and Plan of Merger entered into by FNH and Promistar on February 24, 2001 ("Merger Agreement"), the outstanding shares of common stock of FNH will be converted into shares of common stock of Promistar.

  In delivering this opinion, we have reviewed and relied upon the Merger Agreement (including Exhibits), the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 declared effective on ________, 2001 by the Securities and Exchange Commission (the "Proxy Statement/Prospectus") and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of FNH and Promistar respectively (the "Officers' Certificates") dated as of the date hereof. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Proxy/Prospectus.

  In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

  1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;
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Promistar Financial Corporation
FNH Corporation
________, 2001
Page 2

  2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

  3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent with such representations; and

  4. The Merger will be reported by FNH and Promistar on their respective federal income tax returns in a manner consistent with the opinion set forth below.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (without any waiver, breach or amendment of any of the provisions thereof), the statements set forth in the Officers' Certificates are true and correct as of the date hereof and at the Effective Time, and the application of the federal income tax laws to the Merger does not change from the date hereof to the Effective Time, then:

        (a) The Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code");

        (b) FNH and Promistar will each be a "party to the reorganization" as defined in Section 368(b) of the Code; and

        (c) No gain or loss will be recognized by Promistar or FNH as a result of the transactions contemplated in the Merger Agreement;

        (d) No gain or loss will be recognized by the shareholders of FNH as a result of their exchange of shares of FNH common stock for shares of Promistar common stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder;

        (e) The holding period of the shares of Promistar common stock received in the Merger will include the period during which the shares of common stock of FNH exchanged therefor were held, provided such shares were a capital asset in the hands of the holder at the Effective Time of Merger; and
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Promistar Financial Corporation
FNH Corporation
________, 2001
Page 3

        (f) The federal income tax basis of the shares of Promistar common stock received in the Merger will be the same as the basis of the shares of FNH common stock exchanged therefor.

  This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

  This opinion addresses only the classification of the Merger as a tax-free reorganization under Section 368(a)(1)(A) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.



                                          Very truly yours,



                                          KIRKPATRICK & LOCKHART LLP